UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2013

INNOVUS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or Other Jurisdiction

of Incorporation)

000-52991	90-0835572
Commission File Number	(IRS Employer Identification No.)

4275 Executive Square, Suite 200, La Jolla CA	92037
(Address of Principal Executive Offices)	(Zip Code)

858-964-5123

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Indemnification Agreement

On June 11, 2013, we began entering into the indemnification agreement approved by our board of directors with each of our current directors and executive officers, and we intend to enter into the indemnification agreement with future directors and executive officers from time to time.

Under the terms of the indemnification agreement, we agreed to indemnify the indemnitee to the fullest extent permitted by Nevada law, our articles of incorporation and our bylaws, including, without limitation, indemnification if he or she is a party to any proceeding brought by a third party or by us or in our name to procure a judgment in our favor, in each case, by reason of the fact that he or she is or was our director or officer or by reason of any act or inaction by him or her in any such capacity. We agreed to indemnify the indemnitee against all expenses, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him or her in connection with the investigation, defense, settlement or appeal of such proceeding, but only if he or she either is not liable pursuant to Section 78.138 of the Nevada Revised Statutes or acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests and, in the case of a criminal proceeding, in addition, had no reasonable cause to believe that his or her conduct was unlawful. With respect to a proceeding brought by us or in our name to procure a judgment in our favor, no indemnification shall be made for any claim to which the indemnitee has been adjudged by a court to be liable to us or for amounts paid in settlement to us, unless a court determines that the he or she is entitled to indemnity. In addition, to the extent that an indemnitee has been successful on the merits or otherwise in defense of any proceeding or in defense of any claim, we agreed to indemnify him or her against all expenses actually and reasonably incurred in connection with the investigation, defense or appeal of such proceeding.

Subject to specified limitations, we are required to advance all expenses incurred by or on behalf of the indemnitee in connection with the investigation, defense, settlement or appeal of any proceeding not initiated or brought by such indemnitee (except with respect to proceedings brought to establish or enforce a right to indemnification under the indemnification agreement or law). The indemnitee must repay such amounts advanced only if, and to the extent that, a court ultimately determines that he or she is not entitled to be indemnified under the indemnification agreement.

The indemnification agreements do not exclude any other rights to indemnification or advancement of expenses to which an indemnitee may be entitled under applicable law, our articles of incorporation or bylaws, any agreement, a vote of stockholders or disinterested directors, other agreements, insurance, or other financial arrangements or otherwise.

The foregoing description of the indemnification agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of indemnification agreement, a copy of which will be filed with a future periodic report.

Subscription Agreement

On June 12, 2013, we entered into a subscription agreement pursuant to which we agreed to sell, and the investors agreed to purchase, an aggregate of 416,841 unregistered shares of our common stock at a purchase price of $0.3230 per share, which is the average closing price of our common stock as quoted on the OTC Bulletin Board over the 10-day trading period that ended on the day immediately prior to the date we entered into the subscription agreement. We will receive aggregate gross proceeds of approximately $135,000. Such shares are being purchased by individual retirement accounts for the benefit of Bassam Damaj, Ph.D., our President and Chief Executive Officer and a member of our board of directors, and his spouse. The closing of the purchase and sale of the shares is scheduled to occur on June 21, 2013. The shares of our common stock we offered and sold under the subscription agreement were offered and sold in reliance on Section 4(2) of the Securities Act of 1933 or Rule 506 of Regulation D promulgated thereunder.

The foregoing description of the subscription agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the subscription agreement, a copy of which will be filed with a future periodic report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOVUS PHARMACEUTICALS, INC.

Dated: June 17, 2013	By:	/s/ Bassam Damaj
Bassam Damaj President and Chief Executive Officer